Exhibits 5.1 and 8.1

OPINION LETTER

[Letterhead of Kutak Rock LLP]

February 11, 2025

First National Funding LLC

1620 Dodge Street, Stop Code 3201

Omaha, NE 68197-3201

Re:	First National Master Note Trust, Series 2025-1 Asset Backed Notes
Registration Statement on Form SF-3 (Nos. 333-265694 and 333-265694-1)

Ladies and Gentlemen:

We have acted as special counsel to First National Funding LLC, a Nebraska limited liability company (the “LLC”), in connection with (i) the filing by the LLC, as registrant, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the above-captioned Registration Statement on Form SF-3, Registration No. 333-265694 (as amended, the “Registration Statement”), registering debt of First National Master Note Trust (the “Trust”), (ii) the offering of $400,000,000 Class A Series 2025-1 Asset Backed Notes (the “Offered Notes”) and (iii) the issuance of $53,847,000 Class B Series 2025-1 Asset Backed Notes (the “Class B Notes”) and $58,975,000 Class C Series 2025-1 Asset Backed Notes (the “Class C Notes”) and together with the Offered Notes and the Class B Notes and Class C Notes, the “Notes”) described in the Prospectus dated February 11, 2025 (the “Prospectus”), which has been filed by the LLC pursuant to Rule 424(b) under the Act. The Notes will be issued pursuant to the Second Amended and Restated Master Indenture (as amended, the “Master Indenture”) dated as of September 23, 2016, as supplemented by an Indenture Supplement to be dated on or about February 19, 2025 (the “Indenture Supplement,” and together with the Master Indenture, the “Indenture”), each between the Trust and U.S. Bank Trust Company, National Association, as Indenture Trustee, and the Offered Notes will be sold pursuant to an Underwriting Agreement, dated as of February 11, 2025 (the “Underwriting Agreement”), between the LLC, First National Bank of Omaha, Wells Fargo Securities, LLC, RBC Capital Markets, LLC and J.P. Morgan Securities LLC, each as an underwriter and as a representative of the several underwriters named therein. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to them in the Indenture. This opinion letter is furnished in accordance with the requirements of Item 14 of Form SF-3 and Item 601(b) (5) (i) and (8) of Regulation S-K.

We have examined executed copies of the Master Indenture, the Transfer and Servicing Agreement and the Receivables Purchase Agreement and a form of the Indenture Supplement and forms of the Notes and such other records, documents (collectively, the “Transaction Documents”) and instruments as we have deemed necessary for the purposes of the opinions set forth below. In such examination, we have assumed the following (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and

First National Funding LLC

February 11, 2025

warranties contained in the records, documents, instruments and certificates we have reviewed. We are familiar with the proceedings taken in connection with the authorization of the issuance and sale of the Notes.

We have assumed that the Transaction Documents (except with respect to the LLC and the Trust with respect to such Transaction Documents) will be duly authorized by all necessary corporate and limited liability company action. In expressing our opinion, we have assumed, without independent verification, that the facts presented in the Transaction Documents are correct, the Transaction Documents constitute the legal, valid and binding obligations of all such parties (other than the LLC and the Trust), enforceable against such parties in accordance with their respective terms, and the factual representation of the LLC and its affiliates are correct. We have assumed that the purchase price for the Offered Notes will be paid by the various underwriters named in the Prospectus.

The opinion set forth in paragraph 2 of this letter is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. This opinion is subject to the explanations and qualifications set forth under the caption “Federal Income Tax Consequences” and under the heading “Structural Summary—Tax Status” in the Prospectus. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein.

On the basis of the foregoing examination and assumptions, and upon consideration of the applicable law, it is our opinion, as of the date hereof, that:

1.            The Offered Notes are in due and proper form, and when executed, authenticated and delivered as specified in the Indenture, and delivered against payment of the consideration specified in the Underwriting Agreement, will be legal, valid and binding obligations of the Trust, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealings and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and the discretion of the court before which any proceeding therefore may be brought.

2.            While the tax description under the heading “Federal Income Tax Consequences” in the Prospectus does not purport to discuss all possible federal income tax ramifications of the purchase, ownership, and disposition of the Offered Notes, particularly to U.S. purchasers subject to special rules under the Internal Revenue Code of 1986, as amended, we hereby adopt and confirm the opinions set forth in the Prospectus under the heading “Federal Income Tax Consequences,”

First National Funding LLC

February 11, 2025

which discusses the federal income tax consequences of the purchase, ownership and disposition of the Offered Notes under existing law. There can be no assurance, however, that the tax conclusions presented therein will not be successfully challenged by the IRS, or significantly altered by new legislation, changes in IRS position or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

We hereby consent to the filing of this opinion letter as an exhibit to a Form 8-K and to the references to this firm under the headings “Legal Matters,” “Federal Income Tax Consequences” and “Structural Summary—Tax Status” in the Prospectus. In giving such consent we do not admit that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

We do not express any opinion herein concerning any law other than the law of the State of Nebraska with respect to instruments and agreements specifically governed by the law of Nebraska and the federal law of the United States.

Very truly yours,

/s/ KUTAK ROCK LLP

Kutak Rock LLP